UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): October 29, 2013

 Commission File Number 0-17071

FIRST MERCHANTS CORPORATION
(Exact name of registrant as specified in its charter)

INDIANA	35-1544218
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

200 East Jackson Street
P.O. Box 792
Muncie, IN 47305-2814
(Address of principal executive offices, including zip code)

(765) 747-1500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.    Submission of Matters to a Vote of Security Holders.

A special meeting of the shareholders of First Merchants Corporation (the “Company”) was held on October 29, 2013. The special meeting was held in order to vote upon the following proposals set forth in the Prospectus and Joint Proxy Statement of CFS Bancorp, Inc. (“CFS”) and the Company filed with the U.S. Securities and Exchange Commission on September 27, 2013: (1) to consider and vote upon a proposal to approve the Agreement of Reorganization and Merger dated May 13, 2013, between the Company and CFS and to approve the transactions contemplated thereby (the “Merger Proposal”); and (2) to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”). At the special meeting, the Merger Proposal was approved by a majority of the outstanding shares of the Company common stock. Sufficient votes were also received to approve the Adjournment Proposal, but an adjournment was not necessary in light of the approval of the Merger Proposal.

As of September 20, 2013, the record date for the special meeting, there were 28,808,224 shares of Company common stock issued and outstanding and eligible to be voted at the special meeting. 20,756,851 shares were represented in person or by proxy at the special meeting, which constituted a quorum to conduct business at the meeting.

The items voted upon at the special meeting and the final voting results for each proposal were as follows:

1. Approval of the Merger Proposal:

VOTES FOR	VOTES AGAINST	VOTES ABSTAINED	BROKER NON-VOTES
20,529,881	134,836	92,134

2. Approval of the Adjournment Proposal:

VOTES FOR	VOTES AGAINST	VOTES ABSTAINED	BROKER NON-VOTES
18,691,348	1,955,229	110,274

Item 8.01.    Other Events.

On October 30, 2013, the Company and CFS received the last of all required regulatory approvals necessary to consummate their planned merger, including the approval of the Federal Reserve System and the Office of the Comptroller of the Currency. Consummation of the merger may not be completed prior to the expiration of the applicable Department of Justice waiting period. The Company and CFS anticipate closing the merger mid-November of 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: October 30, 2013

FIRST MERCHANTS CORPORATION

By: /s/ Mark K. Hardwick
Mark K. Hardwick,
Executive Vice President and
Chief Financial Officer